Exhibit 99.1

Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Securities Exchange Act of 1934, as amended (the "Act"), Perseus-Soros Partners may be deemed to be beneficial owner of the shares beneficially owned by Perseus-Soros only to the extent of the greater of its respective direct or indirect interest in the profits or capital account of Perseus-Soros. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that Perseus-Soros Partners is for purposes of Section 16 of the Act or otherwise, the beneficial owner of any securities owned by Perseus-Soros in excess of such amount.